Exhibit 2.1

PURCHASE AND ASSUMPTION AGREEMENT

among

FLAGSHIP COMMUNITY BANK,

CUSTOMERS BANK

and

CUSTOMERS BANCORP, INC.

dated as of

March 7, 2017

TABLE OF CONTENTS

i

PURCHASE AND ASSUMPTION AGREEMENT

This Purchase and Assumption Agreement (this "Agreement"), dated as of March 7, 2017, is entered into among Customers Bank, a bank organized in the Commonwealth of Pennsylvania ("CB") and Customer's Bancorp, Inc., a Pennsylvania corporation ("Bancorp" and together with CB, "Seller"), and Flagship Community Bank, a Florida chartered bank ("Buyer").

RECITALS

WHEREAS, Seller is engaged, through its BankMobile division, in the business of utilizing proprietary technology and intellectual property to provide bank deposit and loan products, and other banking or banking-related services through a branchless mobile banking platform and to provide cash disbursement services to colleges and universities in the United States that can lead to new deposit accounts and other bank products and banking services to new customers (the "Business");

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and liabilities of the Business (the "Acquisition"), subject to the terms and conditions set forth herein;

WHEREAS, in connection with this Agreement, Buyer will conduct a common stock equity capital raise, which offer and sale will be exempt from registration under the Securities Act of 1933, resulting in gross proceeds to Buyer of not less than $260,000,000 (the "Capital Raise") and Buyer will offer legacy shareholders the option to sell their shares of common stock back to Buyer at 1.15x of book value (collectively with the Acquisition and the Capital Raise, the "Contemplated Transactions");

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
 Definitions

The following terms have the meanings specified or referred to in this Article I:

"Acquisition" has the meaning set forth in the recitals.

"Action" means any action, proceeding, charge, claim, complaint, demand, notice, suit, litigation, hearing, audit, investigation, arbitration or meditation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Authority, administrative agency, arbitrator or mediator.

"Adjustment Payment" has the meaning set forth in Section 2.05(c).

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Allocation Schedule" has the meaning set forth in Section 2.06.

"Assigned Contracts" has the meaning set forth in Section 2.01(b).

"Assignment and Assumption Agreement" has the meaning set forth in Section 3.02(a)(ii).

"Assumed Liabilities" has the meaning set forth in Section 2.03.

"Bancorp" has the meaning set forth in the preamble.

"Benefit Plan" has the meaning set forth in Section 4.14(a).

"Bill of Sale" has the meaning set forth in Section 3.02(a)(i).

"Board Recommendation" has the meaning set forth in Section 5.03(b).

"Books and Records" has the meaning set forth in Section 2.01(h).

"Business" has the meaning set forth in the recitals.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

"Buyer" has the meaning set forth in the preamble.

"Buyer Acquisition Proposal" has the meaning set forth in Section 6.11(b).

"Buyer Acquisition Transaction" has the meaning set forth in Section 6.11(b).

"Buyer Benefit Plans" has the meaning set forth in Section 6.04(c).

"Buyer Closing Certificate" has the meaning set forth in Section 7.03(d).

"Buyer Fee" has the meaning set forth in Section 9.02(d).

"Buyer Fundamental Representations" has the meaning set forth in Section 8.01(a).

"Buyer Indemnified Parties" has the meaning set forth in Section 8.02.

"Buyer Representatives" has the meaning set forth in Section 6.11(a).

"Buyer Subsequent Determination" has the meaning set forth in Section 6.11(g).

"Buyer Voting Agreements" has the meaning set forth in Section 2.08.

"Capital Raise" has the meaning set forth in the recitals.

"Claim" means any written or oral demand, claim, complaint, suit, action, cause of action, investigation, proceeding, or notice by any Person alleging actual or potential Liability for any Loss.

"Claim Notice" has the meaning set forth in Section 8.04(b)(i).

"Closing" has the meaning set forth in Section 3.01.

"Closing Amount" has the meaning set forth in Section 2.05(a).

"Closing Date" has the meaning set forth in Section 3.01.

"CB" has the meaning set forth in the preamble.

"Code" means the Internal Revenue Code of 1986, as amended.

"Confidentiality Agreement" means the Confidentiality Agreement, dated as of November 7, 2016, between Buyer and Seller.

"Contemplated Transactions" has the meaning set forth in the recitals.

"Contracts" means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements, together with all current amendments, modifications and supplements thereto.

"D&O Indemnified Party" has the meaning set forth in Section 6.16(a).

"D&O Policy" has the meaning set forth in Section 6/16(a).

"Deposit Accounts" has the meaning set forth in Section 2.03(e).

"Deposit Agreements" has the meaning set forth in Section 2.03(e).

"Depositors" has the meaning set forth in Section 2.03(e).

"Deposits" has the meaning set forth in Section 2.03(e).

"Disclosure Schedules" means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

"Dollars or $" means the lawful currency of the United States.

"Drop Dead Date" has the meaning set forth in Section 9.01(b)(i).

"Effective Time" has the meaning set forth in Section 3.01.

"Employees" means those Persons employed by Seller who (i) worked exclusively for the Business immediately prior to the Closing and (ii) worked for the Business immediately prior to the Closing (but not exclusively) and are set forth in Section 1.01(a) of the Disclosure Schedules.

"Encumbrance" means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"Excluded Assets" has the meaning set forth in Section 2.02.

"Excluded Liabilities" has the meaning set forth in Section 2.04.

"Exempt Sale" has the meaning set forth in Section 6.10(b).

"Extension Date" has the meaning set forth in Section 9.01(b)(i).

"Extension Fee" has the meaning set forth in Section 9.03.

"FDIC" means the Federal Deposit Insurance Corporation.

"FIRPTA Certificate" has the meaning set forth in Section 7.02(g).

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"General Survival Date" has the meaning set forth in Section 8.01(a)(iii).

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indemnification Cap" has the meaning set forth in Section 8.05(a).

"Indemnified Party" has the meaning set forth in Section 8.04(a).

"Indemnifying Party" has the meaning set forth in Section 8.04(a).

"Indemnity Notice" has the meaning set forth in Section 8.04(a).

"Independent Accountant" has the meaning set forth in Section 2.06.

"Intellectual Property" means any and all of the following to the extent utilized in connection with the Business in any jurisdiction throughout the world: (a) trademarks, service marks, brand names, corporate names, trade names, domain names and other Internet addresses or identifiers, logos, slogans, trade dress, design rights, and other similar designations of source or origin, other indicia of origin, and any derivatives thereof, and registrations and applications thereof (including intent to use applications and similar reservation of marks), together with the goodwill symbolized by any of the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology including rights and licenses, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use; (d) patents, patent applications, provisional applications, invention disclosures, and all related continuations, continuations-in-part, divisional patent applications, reissues, re-examinations, substitutions, and extensions thereof; (e) websites and internet domain name registrations; (f) rights, including copyrights, in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, development, customer information and lists related to any of the foregoing ("Software"); (g) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing; and (h) all rights, royalties and remedies against past, present and future infringement, misappropriation or other violation thereof.

"Intellectual Property Agreements" means all licenses, sublicenses and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in connection with the Business.

"Intellectual Property Assets" means all Intellectual Property that is owned by Seller and used in connection with the Business, including the Intellectual Property Registrations set forth on Section 4.10(a) of the Disclosure Schedules.

"Intellectual Property Registrations" means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

"Knowledge of Seller" or "Seller's Knowledge" or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry, of those persons listed on Section 1.01(b) of the Disclosure Schedules.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Lease Agreement" has the meaning set forth in Section 3.02(a)(iii).

"Leased Real Property" has the meaning set forth in Section 4.09(b).

"Leases" has the meaning set forth in Section 4.09(b).

"Liabilities" means any liability, obligation or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

"Losses" means actual out-of-pocket losses, damages, Liabilities, costs or expenses, including reasonable attorneys' fees and expenses as incurred and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not litigation has commenced.

"Loss Threshold" has the meaning set forth in Section 8.05(a).

"Material Adverse Effect" means any event, occurrence, fact, condition or change that, individually or in the aggregate, together with all related events, occurrences, facts, conditions or changes, is materially adverse or is reasonably likely to be materially adverse to (a) the business (including the business plan for the Business), results of operations, financial condition, or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the prior written consent of or at the written request of Buyer; or (v) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof (in the case of the clauses (i), (ii), (iii) or (v), other than changes or occurrences to the extent that such changes or occurrences have or would reasonably be expected to have a disproportionate adverse effect on the Business relative to comparable U.S. banking or financial services organizations).

"Material Contracts" has the meaning set forth in Section 4.06(a).

"Notice of Exempt Sale" has the meaning set forth in Section 6.10(h).

"Notice of Superior Proposal" has the meaning set forth in Section 6.10(g).

"Permits" means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

"Permitted Encumbrances" means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property; and (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Preliminary Settlement Statement" has the meaning set forth in Section 2.05(a).

"Proxy Statement" has the meaning set forth in Section 6.10(b).

"Purchase Price" has the meaning set forth in Section 2.05(a).

"Purchased Assets" has the meaning set forth in Section 2.01.

"Qualified Benefit Plan" has the meaning set forth in Section 4.14(b).

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Required Stockholders Vote" means the adoption of a resolution by the holders of Buyer's outstanding capital stock having a majority of the voting power associated with all shares of Buyer's outstanding capital stock approving the increase in authorized capital stock of Buyer, as proposed by Buyer, in connection with the Capital Raise and any other related amendments to Buyer's articles of incorporation, if applicable, in order to consummate the Contemplated Transactions.

"Restricted Period" has the meaning set forth in Section 6.15(a).

"Seller" has the meaning set forth in the preamble.

"Seller Acquisition Proposal" has the meaning set forth in Section 6.10(b).

"Seller Acquisition Transaction" has the meaning set forth in Section 6.10(b).

"Seller Closing Certificate" has the meaning set forth in Section 7.02(d).

"Seller Employee Benefit Matters Representation" has the meaning set forth in Section 8.01(a)(ii).

"Seller Fee" has the meaning set forth in Section 9.02(d).

"Seller Fundamental Representations" has the meaning set forth in Section 8.01(a).

"Seller Indemnified Parties" has the meaning set forth in Section 8.03.

"Seller Intellectual Property Representation" has the meaning set forth in Section 8.01(a)(ii).

"Seller Notice of Superior Proposal" has the meaning set forth in Section 6.11(g).

"Seller Representatives" has the meaning set forth in Section 6.10(a).

"Seller Subsequent Determination" has the meaning set forth in Section 6.10(g).

"Seller Taxes Representation" has the meaning set forth in Section 8.01(a)(ii).

"Settlement Statement" has the meaning set forth in Section 2.05(c).

"Shared Contract" has the meaning set forth in Section 2.07(b).

"Software" has the meaning set forth in the definition of "Intellectual Property" in this Section.

"Special Representations Survival Date" has the meaning set forth in Section 8.01(a)(ii).

"Specified Benefits" has the meaning set forth in Section 6.4(f).

"Stockholders' Meeting" has the meaning set forth in Section 6.09(d).

"Superior Buyer Proposal" has the meaning set forth in Section 6.11(d).

"Superior Proposal" has the meaning set forth in Section 6.10(d).

"Survival Date" means the General Survival Date or Special Representations Survival Date, as applicable.

"Tangible Personal Property" has the meaning set forth in Section 2.01(d).

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Taxes" means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Tax Return), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

"Territory" means the United States of America.

"Third Party" has the meaning set forth in Section 8.04(b)(i)

"Transaction Documents" means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Lease Agreement, the Transition Services Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

"Transferred Employee" has the meaning set forth in Section 6.04(a).

"Transition Services Agreement" has the meaning set forth in Section 3.02(a)(iv).

ARTICLE II
 Purchase and Sale

Section 2.01. Purchase and Sale of the Purchased Assets.  Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller's right, title and interest in, to and under the following assets, properties and rights of Seller, to the extent that such assets, properties and rights exist as of the Effective Time and exclusively relate to or are exclusively utilized in connection with the Business (collectively, the "Purchased Assets"):

(a) all accounts or notes receivable of the Business;

(b) all Contracts set forth on Section 2.01(b) of the Disclosure Schedules, all Contracts relating exclusively to the Business entered into by Seller after the date of this Agreement in compliance with Section 6.01 and the Intellectual Property Agreements set forth on Section 4.10(a) of the Disclosure Schedules (collectively, the "Assigned Contracts");

(c) all Intellectual Property Assets;

(d) all furniture, fixtures, equipment, supplies and other tangible personal property of the Business listed on Section 2.01(d) of the Disclosure Schedules (the "Tangible Personal Property");

(e) all Permits listed on Section 2.01(e) of the Disclosure Schedules;

(f) all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees set forth on Section 2.01(f) of the Disclosure Schedules;

(g) all of Seller's rights to causes of action, lawsuits, judgments, claims and demands of any nature and all counterclaims, rights of setoff, rights of indemnification and affirmative defenses to any claims that may be brought against Buyer by third parties to the extent related to any of the Purchased Assets or operation of the Business;

(h) originals, or where not available or contained within records or electronic systems of Seller also used for businesses other than the Business, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, signature cards, orders and contracts between Seller and depositors, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that exclusively relate to the Business or the Purchased Assets, other than books and records set forth in Section 2.02(d) ("Books and Records");

(i) all investment securities, loans receivable and cash specifically identified on Section 2.01(j) of the Disclosure Schedules;

(j) any other assets of Seller set forth on Section 2.01(j) of the Disclosure Schedules; and

(k) all goodwill associated with any of the assets described in the foregoing clauses.

Section 2.02. Excluded Assets.  Other than the Purchased Assets subject to Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the "Excluded Assets").  Excluded Assets include the following assets and properties of Seller:

(a) all cash and cash equivalents, bank accounts and securities of Seller except as specifically provided in Section 2.01(j) above;

(b) all Contracts that are not Assigned Contracts;

(c) all Intellectual Property other than the Intellectual Property Assets;

(d) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(e) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(f) subject to Section 6.05, all Benefit Plans and trusts or other assets attributable thereto;

(g) all Tax assets (including duty and Tax refunds, rebates and prepayments) of Seller or any of its Affiliates;

(h) all rights to causes of action, lawsuits, judgments, claims and demands of any nature and all counterclaims, rights of setoff, rights of indemnification and affirmative defenses to any claims that may be brought against Seller by third parties, except as provided in Section 2.01(g) in each case solely to the extent that they relate to the Excluded Assets or Excluded Liabilities;

(i) all assets, properties and rights used by Seller in its businesses other than the Business (including all assets, properties and rights used by Seller in its data analytics and payment businesses);

(j) any assets, properties and rights specifically set forth on Section 2.02(j) of the Disclosure Schedules; and

(k) the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.03. Assumed Liabilities.  Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, perform and discharge when due the following, and only the following, liabilities and obligations of Seller arising out of or relating to the Business or the Purchased Assets (collectively, the "Assumed Liabilities"):

(a) all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid in the normal course of business consistent with past practices as of the Effective Time;

(b) all Liabilities and obligations arising under or relating to the Assigned Contracts that do not arise out of or in connection with any pre-Closing breach thereof or other act or omission with respect thereto;

(c) except as specifically provided in Section 6.05, all Liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements provided or sponsored by Buyer with respect to Buyer's employment of any Transferred Employee arising on or after the Closing;

(d) all Liabilities and obligations for Taxes relating to the operation of the Business or ownership or use of the Purchased Assets attributable to periods after the Effective Time;

(e) all deposit liabilities primarily associated with the Business on the books and records of CB as of the Effective Time (the "Deposits," and the holders of record of the Deposits are hereinafter referred to as the "Depositors"), together with all rights, duties, and obligations of Seller associated therewith, including, but not limited to, the agreements with customers associated with such deposits (the "Deposit Agreements"), and the deposit accounts relating to the Deposits (the "Deposit Accounts"), accrued but unpaid interest expense on such Deposits, and Seller's duties and responsibilities relating to the Deposits of which shall be set forth on Section 2.03(e) of the Disclosure Schedules as of December 31, 2016, and shall be updated, as applicable, to reflect the Deposits assumed by Buyer at the Effective Time;

(f) all responsibilities, duties and obligations of Seller arising or to be performed after the Effective Time with respect to the Books and Records; and

(g) any Liabilities and obligations of Seller set forth on Section 2.03(g) of the Disclosure Schedules.

Section 2.04. Excluded Liabilities.  Buyer shall not assume and shall not be responsible to pay, perform or discharge any liabilities or obligations of Seller not expressly assumed by Buyer pursuant to Section 2.03 (collectively, the "Excluded Liabilities"), including all of the following Liabilities and obligations:

(a) any Liabilities or obligations of the Seller, other than the Assumed Liabilities;

(b) any Liabilities or obligations for (i) Taxes relating to the operation of the Business or ownership or use of the Purchased Assets on or prior to the Effective Time and (ii) any other Taxes of Seller or any stockholders or Affiliates of Seller (including Taxes allocated to Seller under Section 6.14);

(c) except as specifically provided in Section 6.04, any Liabilities or obligations of Seller relating to or arising out of (i) the employment, or termination of employment, (A) of any Employee on or prior to the Effective Time, or, (B) of any Employees who are not Transferred Employees, after the Closing, or (ii) workers' compensation claims or any other claims of any Employee which relate to events occurring prior to the Effective Time;

(d) except as specifically provided in Section 6.04, any Liabilities or obligation of Seller or any of its current or former Affiliates relating to or arising out of Benefit Plans or Seller's or any of its current or former Affiliates' employment of any employee or other service provider;

(e) any Liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;

(f) any Liability for any Action or threatened Action relating to the Business arising out of transactions or events occurring prior to the Closing Date;

(g) any Liability for any Action or threatened Action brought by any stockholder of Seller, including in connection with this Agreement and the transactions contemplated thereby; and

(h) any Liabilities and obligations relating to Specified Benefits.

Section 2.05. Purchase Price; Closing Amount.

(a) In consideration of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities, Buyer shall pay to Seller a purchase price (the "Purchase Price") equal to a cash payment amount (the "Closing Amount") equal to $175,000,000 minus the amount by which the value of certain of the Assumed Liabilities exceeds the value of certain of the Purchased Assets (if the value of the Assumed Liabilities exceeds the value of certain of the Purchased Assets), as more particularly detailed on a settlement statement prepared in accordance with the terms of this Agreement, substantially in the form of Exhibit B to this Agreement (the "Preliminary Settlement Statement"), which is an example of the Preliminary Settlement Statement as of December 31, 2016 as if the Closing had occurred on December 31, 2016.  The Preliminary Settlement Statement shall be prepared and dated as of three (3) Business Days prior to the Closing Date.  If Buyer issues Seller shares of common stock of Buyer in connection with the Capital Raise, the Closing Amount shall be adjusted accordingly.

(b) Seller shall provide to Buyer back up documentation necessary to calculate the Closing Amount.  The Closing Amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date.  For purposes of calculating the Closing Amount, the value of the Purchased Assets shall be equal to the book value of such Purchased Assets in the hands of Seller as of immediately prior to the Closing (except as otherwise indicated on the Preliminary Settlement Statement), as determined in accordance with GAAP as applied by Seller in the preparation of Seller's audited financial statements for the year ended December 31, 2016 and the value of the Assumed Liabilities shall be equal to the face amount of such Assumed Liabilities in the hands of Seller as of immediately prior to the Closing.

(c) Within thirty (30) days following the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Seller the adjusted settlement statement (the "Settlement Statement") and shall be as of the Effective Time.  Buyer shall pay to Seller (or Seller shall pay to Buyer) an amount (the "Adjustment Payment") equal to the amount due and stated on the Settlement Statement.  The Adjustment Payment shall be made by wire transfer of immediately available funds to the account of the party receiving the payment, which account shall be identified by the party receiving the funds to the other party no later than two (2) Business Days prior to such payment.

Section 2.06. Allocation of Purchase Price.  Within sixty (60) days after the Closing Date, Buyer shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) (the "Allocation Schedule").  The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code.  The Allocation Schedule shall be deemed final unless Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Seller.  In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Seller, such dispute shall be resolved by a mutually agreeable certified public accountant (the "Independent Accountant").  The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer.  Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule, as ultimately finalized.

Section 2.07. Non-assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.07, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII, if Buyer, at its sole option, waives the condition in Section 7.01(c), the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof.  Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Effective Time; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor, unless the agreement being assigned requires payment of a de minimis review fee or similar fee, in which case, Seller shall be responsible for such payment.  Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration.  Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Seller in accordance with Section 6.14.

(b) To the extent that any material asset of Seller utilized in connection with the Business on a non-exclusive basis, including a Contract that is not an Assigned Contract (a "Shared Contract"), or any Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.07, Buyer and Seller shall provide, pursuant to the Transition Services Agreement or Section 6.17, or use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide, to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Shared Contract or Purchased Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto; provided that Buyer acknowledges that certain human resources, travel, corporate development, commercial banking, legal, accounting, finance, vendor management, insurance and tax-related functions provided to the Business by the Seller will be taken over by Buyer at the Closing.  Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Effective Time.  To the extent permitted under applicable Law, Seller shall, at Buyer's expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Shared Contract or Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Shared Contract or Purchased Asset in connection with the arrangements under this Section 2.07.  Notwithstanding anything herein to the contrary, the provisions of this Section 2.07 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.07.  Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain the agreement of the counterparties to any Shared Contracts to enter into new, separate Shared Contracts relating to the services of the respective businesses of Buyer and Seller.

Section 2.08. Voting Agreements.  Each of the directors and executive officers of Buyer will, contemporaneously with the execution of this Agreement, execute and deliver a Voting Agreement, substantially in the form of Exhibit A hereto with Seller (the "Buyer Voting Agreements"), pursuant to which each of them agrees, among other things, to vote all shares of common stock of Buyer owned by such person in favor of the requisite approvals of Buyer in order to consummate the Contemplated Transactions, upon the terms and subject to the conditions set forth in the Buyer Voting Agreements.  Buyer agrees that it will use its commercially reasonable efforts to obtain a Voting Agreement from any beneficial owner of five percent (5%) or more of the issued and outstanding shares of common stock of Buyer who is not an executive officer or director of Buyer.

ARTICLE III
Closing

Section 3.01. Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stradley Ronon Stevens & Young LLP, 2005 Market Street, Suite 2600, Philadelphia, PA 19103, at 10:00 a.m. local time, a Business Day on or before September 30, 2017, and within 30 days after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) as Seller and Buyer may mutually agree upon.  The date on which the Closing is to occur is herein referred to as the "Closing Date".  The effective time (the "Effective Time") shall be 12:01 a.m., Eastern Time, on the Closing Date or such other time as Buyer and Seller shall mutually agree, notwithstanding the actual time that the Closing occurs.

Section 3.02. Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in a customary form to be reasonably agreed by Buyer and Seller (the "Bill of Sale"), duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in a customary form to be reasonably agreed by Buyer and Seller (the "Assignment and Assumption Agreement"), duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii)  an assignment and assumption of lease agreement in a customary form to be reasonably agreed to by Buyer and Seller (the "Lease Agreement"), duly executed by Seller, pursuant to which Buyer shall assign Seller's sublease for a portion of the real property leased by Seller and located at 115 Munson Street, New Haven, Connecticut;

(iv)   a Transition Services Agreement (the "Transition Services Agreement"), duly executed by Seller, pursuant to which Seller shall provide Buyer with certain services that will be negotiated on an arms-length basis, on market terms, will be non-exclusive, and terminable without penalty by either Buyer or Seller;

(v)    the Seller Closing Certificate;

(vi)   the FIRPTA Certificate;

(vii)  the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(e) and Section 7.02(f);

(viii) the Books and Records;

(ix)   the Purchased Assets that are capable of physical delivery;

(x)    all personnel records and employee files with respect to all Transferred Employees;

(xi)   written copies of all required consents of third parties described in Section 7.02(h); and

(xii)  such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i)   the Closing Amount;

(ii)  the Assignment and Assumption Agreement duly executed by Buyer;

(iii) the Lease Agreement duly executed by Buyer;

(iv)  the Transition Services Agreement duly executed by Buyer;

(v)   the Buyer Closing Certificate; and

(vi)  the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(d) and Section 7.03(f).

ARTICLE IV
 Representations and Warranties of Seller

Except as set forth in the Disclosure Schedules, Seller hereby represents and warrants to Buyer as set forth below.

Section 4.01. Organization and Qualification of Seller.  Bancorp is a corporation duly organized, presently subsisting and in good standing under the Laws of the Commonwealth of Pennsylvania.  CB is a bank duly organized, presently subsisting and in good standing under the Laws of the Commonwealth of Pennsylvania.  Seller has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.  Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 4.02. Authority of Seller.  Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller.  This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03. No Conflicts; Consents.  The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation or by-laws of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; or (c) except as set forth in Section 4.03(a) of the Disclosure Schedules, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Seller or the Business under, or result in the creation of any Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Seller is a party or by which Seller, the Business or the Purchased Assets may be bound or affected; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required as set forth in Section 4.03(b) of the Disclosure Schedules.

Section 4.04. Business Financial Statements.  Seller has previously made available to Buyer true copies of the Business Financial Statements, which are included in Section 4.04 of the Disclosure Schedules.  The Business Financial Statements fairly present in all material respects the consolidated financial position of the Business as of the respective dates for the respective periods therein set forth.  "Business Financial Statements" means the unaudited  consolidated balance sheet and income statement of the Business as of, and for the periods presented.

Section 4.05. Absence of Certain Changes, Events and Conditions.  Except as expressly contemplated by this Agreement or as set forth on Section 4.05 of the Disclosure Schedules, from December 31, 2016 until the date of this Agreement, Seller has operated the Business in the ordinary course of business consistent with past practice in all material respects and there has not, to Seller's Knowledge, been, with respect to the Business, any:

(a) event, occurrence or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

(b) imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(c) loss, damage, destruction or other casualty affecting any material properties or assets thereof included therein, whether or not covered by insurance;

(d) increase in the compensation of any Employees, other than as provided for in any written agreements or in the ordinary course of business;

(e) adoption of any plan of liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(f) any change in any method of accounting or accounting practice related to the Business;

(g) any purchase, sale, or other disposition, or any agreement or other arrangement for the purchase, sale, or other disposition, of any of the material assets related to or used in connection of the Business other than in the ordinary course of business;

(h) any disposal or lapse of any rights to use any Intellectual Property or disposal of or disclosure to any Person (other than in connection with evaluation of the transactions contemplated by this Agreement) of any trade secret, formula, process or know-how related to the Business not theretofore a matter of public knowledge other than pursuant to confidentiality agreements; or

(i) any agreement to do any of the foregoing, or any action or omission by Seller that would result in any of the foregoing.

Section 4.06. Material Contracts.

(a) Section 4.06(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets or Assumed Liabilities are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets or the Assumed Liabilities (together with all Leases listed in Section 4.09(b) of the Disclosure Schedules, all Intellectual Property Agreements listed in Section 4.10(a) of the Disclosure Schedules and the Deposit Agreements, collectively, the "Material Contracts"):

(i)  all Contracts with third parties other than those disclosed in Section 4.06(a)(ix) below involving aggregate payments allocated to the Business in excess of $50,000 annually or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than one hundred eighty (180) days' notice, and which are not Shared Contracts;

(ii)  all Contracts that relate to the sale of any of the Purchased Assets, other than in the ordinary course of business, for consideration in excess of $50,000;

(iii) except for agreements relating to trade receivables, all Contracts relating to indebtedness (including guarantees), in each case having an outstanding principal amount in excess of $50,000;

(iv) all Contracts between or among Seller on the one hand and any Affiliate of Seller on the other hand;

(v)  all collective bargaining agreements or Contracts with any labor organization, union or association;

(vi) any employment or consulting Contract that involves an aggregate future or potential liability in excess of $50,000;

(vii) any Contract providing for indemnification to or from any Person with respect to liabilities relating to the Business or the Purchased Assets;

(viii) any Contract containing non-competition or non-solicitation clauses with respect to the Business; and

(ix)  all Contracts with the 50 clients or college or university systems of the Business with the largest student enrollments.

(b) Except as set forth on Section 4.06(b) of the Disclosure Schedules, Seller is not in breach of, or default under, any Material Contract and, no event has occurred or failed to occur which (i) with the giving of notice or the lapse of time, or both, would constitute a default by Seller or, to Seller's Knowledge, any other party to any of the Material Contracts or (ii) gives any other party to any of the Material Contracts the right to terminate such Material Contract.  Seller has delivered or made available to Buyer true and complete copies of all Material Contracts, including any amendments thereto.

(c) Each Material Contract is a legal, valid and binding obligation of Seller, enforceable in accordance with its terms and is in full force and effect and, subject to consent from a third party, if applicable, will continue to be in full force and effect on identical terms immediately following the Effective Time.

Section 4.07. Title to Purchased Assets.  Except as set forth in Section 4.07 of the Disclosure Schedules, Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.  The Tangible Personal Property is in good and serviceable condition and repair, reasonable wear and tear excepted.  At the Closing, Seller will transfer to Buyer good and valid title to, or a valid lease or license interest in, all of the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.

Section 4.08. Sufficiency of Assets.  The Purchased Assets and Transferred Employees, together with the assets and services made available to Buyer through the Transition Services Agreement, are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the material rights, property and assets necessary to conduct the Business substantially as currently conducted; provided that Buyer acknowledges that certain human resources, travel, corporate development, commercial banking, legal, accounting, finance, vendor management, insurance and tax-related functions provided to the Business by Seller will be taken over by Buyer at the Closing.  Except as set forth in Section 4.08 of the Disclosure Schedules or to the extent made available to Buyer through the Transition Services Agreement, the Excluded Assets do not include any material assets owned or used by Seller in connection with the conduct of the Business as conducted by Seller immediately prior to the Closing.

Section 4.09. Real Property.

(a) Seller does not own any real property exclusively used in connection with the Business.

(b) Section 4.09(b) of the Disclosure Schedules sets forth all material real property leased by Seller and exclusively used in connection with the Business (collectively, the "Leased Real Property"), and a list, as of the date of this Agreement, of all leases for each Leased Real Property (collectively, the "Leases").

(c) Seller has not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated.  Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(d) All Leases are in full force and effect, and there exists no default under any such lease by Seller or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by Seller or any other party thereto and subject to consent from a third party, if applicable, will continue to be in full force and effect on identical terms immediately following the Effective Time.

(e) There are no contractual or legal restrictions that preclude or restrict the ability to use the Leased Real Property by Seller of the Business for the current or contemplated use of such real property.  There are no material latent defects or material adverse physical conditions affecting the Leased Real Property.

Section 4.10. Intellectual Property.

(a) Section 4.10(a) of the Disclosure Schedules sets forth a correct and complete list of (i) all Intellectual Property Registrations, (ii) material unregistered Intellectual Property and (iii) all Intellectual Property Agreements.  Except as set forth in Section 4.10(a) of the Disclosure Schedules, Seller owns, free and clear of all Encumbrances, or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements.  The consummation of the transactions contemplated by this Agreement would not cause any of the Intellectual Property Assets to become invalid.  Seller has not received any notice or claim challenging its ownership of any of the Intellectual Property owned (in whole or in part) by Seller, nor to Seller's Knowledge, is there a reasonable basis for any claim that it does not own any of such Intellectual Property.

(b) Except as set forth in Section 4.10(b) of the Disclosure Schedules: (i) the conduct of the Business as currently conducted and the continued conduct of the Business following the Effective Time does not and will not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person and there has been no claim or Action asserted or, to Seller's Knowledge, threatened in connection with any of the foregoing since acquisition of the Business by Seller against Seller or its Affiliates; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets and no claim has been asserted or threatened in connection with any of the foregoing against any Person by Seller or its Affiliates since acquisition of the Business by Seller.

(c) All reasonable best efforts have been used to protect the material confidential and proprietary information in Seller's Intellectual Property related to the Business.

(d) There is no effective financing statement or other document or instrument now executed, or on file or recorded in any public office, granting a security interest in or otherwise encumbering any part of the Intellectual Property Assets.

(e) Neither Seller nor any of its Affiliates will, after giving effect to the transactions contemplated hereby, own or retain any rights to use any of the Intellectual Property Assets that is material to the conduct of the Business as currently conducted.

(f) With respect to the Software used or held for use in the Business, to the Knowledge of Seller, (A) no such Software contains any device or feature designed to disrupt, disable or otherwise impair the functioning of any Software, and (B) no such Software is subject to the terms of any "open source" or other similar license that provides for any source code of the Software to be disclosed, licensed, publicly distributed or dedicated to the public.  The Purchased Assets and Intellectual Property Assets include any source code and documentation necessary to enable Buyer to maintain, modify and develop the Software used or held for use in the Business in substantially the same manner as Seller prior to the date hereof.

(g) The consummation of the transactions contemplated by this Agreement will not result in the material loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer's right to own, use and hold for use any of the Intellectual Property Assets.

(h) With respect to its operation of the Business, (A) Seller has complied with all applicable Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection and the collection and use of personally identifiable information, (B) no claims have been asserted or, to the Knowledge of Seller, threatened against Seller or its Affiliates alleging a violation of any Person's privacy or personal information or data rights, (C) there have been no data breaches with respect to the Business since the acquisition of the Business by Seller, and (D) the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy or procedure related to privacy, data protection or the collection and use of personal information collected, used or held for use by or on behalf of Seller in the conduct of the Business.

Section 4.11. Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.11(a) of the Disclosure Schedules, there are no Actions pending or, to Seller's Knowledge, threatened against or by Seller relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities.

(b) Except as set forth in Section 4.11(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets.  To Seller's Knowledge and except as set forth in Section 4.11(b) of the Disclosure Schedules or as would not have a Material Adverse Effect, there are no threatened disputes or controversies between Seller and any Governmental Authority that would reasonably be expected to (i) adversely impact in any respect the Purchased Assets, Assumed Liabilities or the Business, (ii) impair the Seller's ability to perform its obligations under this Agreement or (iii) impair the validity or consummation of this Agreement or the transactions contemplated hereby.

Section 4.12. Compliance With Laws; Permits.

(a) Seller has been in compliance in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except to the extent set forth in Section 4.12(a) of the Disclosure Schedules or to the extent any instances of non-compliance have been corrected, resolved or otherwise restored to material compliance with such Laws. Except for regularly scheduled examinations, audits and full and limited scope reviews conducted by Governmental Authorities under applicable federal and state banking laws, no investigation or review by any Governmental Authority concerning any failure or possible failure of Seller to comply with a Law by which any Purchased Asset or Assumed Liability or the Business may be bound or affected is pending, or, to the Knowledge of Seller, threatened.

(b) All Permits required for Seller to carry on the Business as currently conducted or for the ownership and use of the Purchased Assets (the "Applicable Permits") have been obtained by Seller and are valid and in full force and effect.  Seller is in compliance in all respects with the terms and conditions of each such Applicable Permit and has received no written notice that it is in violation of any of the terms or conditions of such Applicable Permits.

(c) None of the representations and warranties in Section 4.12 shall be deemed to relate to employee benefits matters (which are governed by Section 4.14), employment matters (which are governed by Section 4.15 and Section 4.17) or tax matters (which are governed by Section 4.16).

Section 4.13. Brokers.  Except as set forth in Section 4.13 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.14. Employee Benefit Matters.

(a) Section 4.14(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more Employees, former employees of the Business or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has any material liability for premiums or benefits or otherwise (as listed on Section 4.14(a) of the Disclosure Schedules, each, a "Benefit Plan").

(b) Except as set forth in Section 4.14(b) of the Disclosure Schedules, to Seller's Knowledge, each Benefit Plan and related trust complies with all applicable Laws (including ERISA and the Code).  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code.

(c) No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a "multi-employer plan" (as defined in Section 3(37) of ERISA).  Seller has not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (B) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA.

(d) Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e) Except as set forth in Section 4.14(e) of the Disclosure Schedules, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in the payment to any Employee, director or consultant of the Business of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant of the Business; or (iii) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code.

(f) The representations and warranties set forth in this Section 4.14 are Seller's sole and exclusive representations and warranties regarding employee benefit matters.

Section 4.15. Employment Matters.

(a) Seller is not a party to any collective bargaining or other agreement with a labor organization representing any of the Employees.  In the past three (3) years, there has not been, nor, to Seller's Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of the Employees.

(b) Seller is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees.

(c) The representations and warranties set forth in this Section 4.15 and Section 4.17 are Seller's sole and exclusive representations and warranties regarding employment matters.

Section 4.16. Taxes.

(a) Seller has filed (taking into account any valid extensions) all Tax Returns with respect to the Business required to be filed by Seller and has paid all Taxes shown thereon as owing.  Seller has timely paid all Taxes due or claimed to be due from it (whether or not shown on any Tax Return) by a Governmental Authority.  All amounts required to be collected or withheld by Seller with respect to Taxes related to the Business have duly collected or withheld and any such amounts that are required to be remitted to any Governmental Authority have been duly remitted.  Seller is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.  There are no claims, assessments, levies, administrative proceedings, or lawsuits pending or, to Seller's Knowledge, threatened by any taxing authority with respect to the Business, the Purchased Assets or Assumed Liabilities; and no audit or investigation of any Tax Return of Seller with respect to the Business, the Purchased Assets or Assumed Liabilities is currently underway or, to Seller's Knowledge, threatened.

(b) With respect to all interest bearing accounts assigned to Buyer, the records of Seller transferred to Buyer contain or will contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with all information reporting and tax withholding requirements under federal and state laws, rules, and regulations, and such records identify with specificity all accounts subject to backup withholding under the Internal Revenue Code of 1986, as amended.

(c) Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

(d) Except for certain representations related to Taxes in Section 4.14, the representations and warranties set forth in this Section 4.16 are Seller's sole and exclusive representations and warranties regarding Tax matters.

Section 4.17. Transferred Employees.  With respect to the Transferred Employees:

(a) There are no currently pending or, to the Knowledge of Seller, threatened litigation, arbitration, or administrative proceedings alleging a violation or claimed violation by Seller related to any health, safety, wage and hour, equal opportunity, anti-discrimination, labor or other law, ordinance, rule, regulation, or order governing the terms and conditions of employment;

(b) Seller has maintained all material records that are required to be maintained related to the wages and hours of Transferred Employees;

(c) Seller has complied in all material respects with applicable immigration laws related to employment verification.

Section 4.18. Books and Records.  The Books and Records are complete, correct in all material respects, and have been maintained in accordance with good business practice in the ordinary course of business.  Such Books and Records have been prepared, to the extent applicable, in accordance with GAAP as consistently applied throughout the periods involved (subject to normal year-end adjustments).

Section 4.19. Regulatory Compliance.  Except as set forth in Section 4.19 of the Disclosure Schedules, all reports, records, and other documents or information involving any of the Purchased Assets or Assumed Liabilities or the operation of the Business that are required to be filed by Seller with any Governmental Authority have been duly and timely filed and all information and data contained in such reports, records, or other documents is true, accurate, and correct in all material respects.  As of the date of this Agreement, Seller has not received written notice from any Governmental Authority indicating it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.  To Seller's Knowledge, no condition or fact exists with respect to Seller that would impede or delay receipt of the necessary regulatory approvals with respect to the transactions contemplated by this Agreement.

Section 4.20. Deposits.

(a) The Deposit Accounts and Deposit Agreements are genuine and enforceable obligations of Seller and were opened, extended, or made, and have been maintained, in accordance with all applicable federal and state laws, regulations, rules and orders.

(b) All interest accrued or accruing on the Deposits has been properly credited thereto and properly reflected on Seller's books of account, and Seller is not in default in the payment of any thereof.

(c) Seller has timely paid and/or performed its Liabilities and obligations relating to the Deposits.

(d) All Deposit Agreements (other than certificates of deposit) legally permit Seller to unilaterally terminate, assign or modify such Deposit Agreements upon thirty (30) days prior written notice without the consent of the Depositor(s) and without penalty, subject to applicable law and the delivery of any notices required by such Deposit Agreements.

(e) None of the Deposits are subject to any Encumbrance or any legal restraint or other legal process, other than customary court orders, levies, and garnishments affecting Depositors.

(f) All of the Deposits are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") to the full extent provided by law.

Section 4.21. Insurance Coverage.  The Business is insured against such risks and in such amounts and with such coverage customarily carried by such Persons conducting business similar to the Business or owning assets similar to the Purchased Assets.  Since acquisition of the Business by Seller, all premiums payable under all insurance policies that currently cover the assets, business, operations and employees of the Business have been timely paid, and Seller has otherwise complied in all material respects with the terms and conditions of such policies.  Since acquisition of the Business by Seller, there is no material claim by Seller or any of its Affiliates pending under any such policies to which coverage has been denied by the underwriters of such policies.  No insurer has threatened a termination, or material alteration, of coverage under such policies, except notices required to be given by applicable Law prior to the expiration of any policy advising that coverage will terminate by its terms if such policy is not renewed.

Section 4.22. No Undisclosed Liabilities.  Seller has no Liability related to the Business (and no basis exists for any Liability) except for (i) Liabilities appropriately reflected or reserved against in the Business Financial Statements and (ii) Liabilities that have arisen in the ordinary and usual course of business and consistent with past practice since December 31, 2016.

Section 4.23. No Other Representations and Warranties.  Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V
 Representations and Warranties of Buyer

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01. Organization and Authority of Buyer.  Buyer is a bank duly organized, validly existing and in good standing under the Laws of the State of Florida.

Section 5.02. Authority of Buyer.  Subject to the satisfaction of the conditions contained in Article VII, Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03. No Conflicts; Consents.

(a) The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and as set forth in Section 5.03 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby and thereby.

(b) The Board of Directors of Buyer has (i) determined that the Contemplated Transactions are in the best interests of Buyer, (ii) approved this Agreement and the transactions contemplated hereby and (iii) subject to Section 6.11, resolved to recommend the approval of the increase in authorized capital stock of Buyer in connection with the Capital Raise and any other related amendments to Buyer's articles of incorporation, if applicable, in order to consummate the Contemplated Transactions by the stockholders of Buyer (the "Board Recommendation") at the Stockholders' Meeting.

Section 5.04. Brokers.  Except for the parties identified on Section 5.04 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05. Sufficiency of Funds.  Subject to the completion of the Capital Raise, Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Amount and consummate the transactions contemplated by this Agreement.

Section 5.06. Solvency.  Immediately after giving effect to the Contemplated Transactions, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller.  In connection with the Contemplated Transactions, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.07. Legal Proceedings.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.08. Independent Investigation.  Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose.  Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI
Covenants

Section 6.01. Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (a) conduct the Business in the ordinary course of business consistent with past practice; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, suppliers and others having relationships with the Business.  Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall not without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) enter into any Contract relating to the Business outside the ordinary course of business involving aggregate payments in excess of $250,000 per year.  Without limiting the generality of the foregoing, and except as set forth in Section 6.01 of Seller's Disclosure Schedule, during such period Seller shall not without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), with respect to the Business:

(a) divest, sell, lease, assign, or license to any Person or otherwise transfer (except in each case in connection with a transaction not prohibited by Section 6.10), or create or incur any Encumbrance (other than Permitted Encumbrances) on, any Purchased Asset;

(b) take any action or fail to take any action, individually or in a series of actions or inactions, outside the ordinary course of business consistent with past practice, that would reasonably be expected to diminish the value of the Purchased Assets in any material respect;

(c) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the conduct of the Business or any successor thereto or that would reasonably be expected to, after the Closing Date, limit, restrict or curtail in any material respect the Business or Buyer or any of its Affiliates from engaging or competing in the Business, in any location or with any Person or from soliciting or engaging any clients;

(d) (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any Transferred Employee; (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements with any Transferred Employee (other than annual increases made in the ordinary course of business consistent with past practice); (iii) enter into any employment, deferred compensation, or other similar agreement (or amend any such existing agreement) with any Transferred Employee; (iv) establish, adopt, or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock, or other benefit plan or arrangement covering any Transferred Employee; (v) increase compensation, bonus, or other benefits payable to any Transferred Employee (other than annual increases made in the ordinary course of business consistent with past practice); or (vi) hire or terminate without cause any Transferred Employee or transfer any Transferred Employee in or out of the Business, except in each case in the ordinary course of business;

(e) initiate, settle, or offer or propose to settle any proceeding against, involving or affecting the Business for an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000); provided, however, the foregoing prohibition shall not apply to the matters set forth on Schedule 2.04(e) of the Disclosure Schedule;

(f) enter into any Contract, which would constitute an Assigned Contract if it existed as of the date hereof except for any Contract involving aggregate payments less than or equal to $50,000 per year;

(g) to the extent relating to the Purchased Assets or the Business, or otherwise having a material adverse effect on the Purchased Assets or the Business: (A) fail to file any Tax Return or pay any material Taxes when due; (B) make or change any uncontested material Tax election; (C) change any annual accounting period; (D) adopt or change any material Tax accounting method or procedure, other than as required by law; (E) file any amended Tax Return; (F) enter into any closing agreement with respect to Taxes; (G) settle any material Tax claim or Tax assessment; (H) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment; and (I) take any other similar action relating to the filing of any material Tax Return or payment of any material Tax; or

(h) offer any deposits that will be Deposits at Closing with terms, rates or conditions that are materially inconsistent with Seller's past practices except in the ordinary course of business, consistent with competitive conditions within the relevant market, or in line with the movement of interest rates generally;

(i) sell, transfer, pledge, encumber or otherwise dispose of any of the Purchased Assets or enter into any agreement with respect to any such transaction; or

(j) agree, authorize, resolve, or commit to do any of the foregoing.

Section 6.02. Access to Information.  From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, Books and Records, Assigned Contracts and other documents and data constituting Purchased Assets; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller's personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller.  All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Seller's Chief Financial Officer, or such other individuals as Seller may designate in writing from time to time.  Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller's sole discretion: (x) cause significant competitive harm to Seller and its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  Prior to the Closing, without the prior written consent of Seller, which shall not be unreasonably withheld or delayed, Buyer shall not contact any suppliers to, or customers of, the Business and Buyer shall have no right to perform invasive or subsurface investigations of the Leased Real Property.  Buyer and Seller shall, and shall cause each of their Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.  In addition to the obligations of Buyer under the Confidentiality Agreement, Buyer shall not, and shall cause each of its Representatives not to, disclose any information provided by Seller or any of Seller's Representatives to Buyer or any of Buyer's Representatives that Seller identifies at material, non-public information unless Buyer has first obtained from the proposed recipient of such material, non-public information such proposed recipient's written agreement to keep such material, non-public information confidential, in form and substance reasonably satisfactory to Seller.

Section 6.03. Supplement to Disclosure Schedules.  From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a "Schedule Supplement").  Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02(a) have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such.

Section 6.04. Employees and Employee Benefits.

(a) Buyer shall, or shall cause an Affiliate of Buyer to, offer employment (i) effective as of the Effective Time, to each Employee whose name is set forth in Section 6.04(a)(i) of the Disclosure Schedules (the Employees who accept such employment and commence employment on the Effective Time, the "Transferred Employees").  In the event any Transferred Employee is entitled to commission under a Contract that is an Assigned Contract (or subject to Section 2.09(b)) (regardless of whether such Assigned Contract was entered into before or after Closing), Buyer shall be responsible for paying such commission to the extent it relates to the Business; provided that such commissions will be reflected on the Preliminary Settlement Statement as a Specified Liability.  In the event an Employee of Seller who is not a Transferred Employee is entitled to commission under a Contract that is an Assigned Contract (or subject to Section 2.09(b)), and such commission relates to the Business, Buyer shall reimburse Seller for such commission.  For the avoidance of doubt, Seller shall be responsible for any commissions due and payable to Transferred Employees relating to any business of Seller other than the Business.

(b) Except as set forth in Section 6.04(b) of the Disclosure Schedules, during the period commencing on the Closing Date and ending on the date which is six (6) months after such date (or if earlier, the date of the Transferred Employee's termination of employment with Buyer or an Affiliate of Buyer), Buyer shall, or shall cause an Affiliate of Buyer to, provide each Transferred Employee with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by Seller immediately prior to the Closing; (ii) target bonus opportunities consistent with Buyer's annual and long term bonus programs; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by Buyer to its employees; and (iv) severance benefits that are no less favorable than the practice, plan or policy of Buyer.

(c) With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer (collectively, "Buyer Benefit Plans") for the benefit of any Transferred Employee, effective as of the Closing, as applicable, Buyer shall, or shall cause its Affiliate to, recognize all service of the Transferred Employees with Seller, as if such service were with Buyer, for vesting, eligibility and accrual purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(d) Effective as of Closing, as applicable, and thereafter, Buyer shall use commercially reasonable efforts to waive any eligibility waiting periods and evidence of insurability requirements under any health plan of Buyer or an Affiliate of Buyer extended to Transferred Employees and their eligible dependents, and shall use commercially reasonable efforts to fully credit each Transferred Employee with all deductible payments, co-payments and other out-of-pocket expenses paid by such Employee under the health benefit plans of Seller prior to the Closing with respect to the plan year in which the Closing occurs for purposes of determining the extent to which any such Employee and his dependents have satisfied his, her or their deductible and/or reached an out of pocket maximum under any health benefit plan of Buyer (or Affiliate of Buyer) extended to Transferred Employees after the Closing.

(e) Effective as of the Closing, the Transferred Employees shall cease active participation in the Benefit Plans.  Seller shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the Employees prior to the Effective Time.  For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers' compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates.

(f) Buyer and Seller intend that the transactions contemplated by this Agreement should not result in a payment of severance, change of control or other similar benefits (collectively, "Specified Benefits") under Seller's plan or policy or any other agreement or arrangement with respect to any Transferred Employee, and, accordingly, Seller shall, prior to Closing, take all actions necessary or advisable to amend its Specified Benefits policies or plans or any other agreement or arrangement to so provide.  Seller shall be liable and hold Buyer harmless for any statutory, common law, contractual or other Specified Benefits-related Liability and other similar obligations with respect to any Employee, including any Transferred Employee, if any such Liability or other similar obligation arises from a contractual or legal obligation of Seller to such Transferred Employee.  Buyer shall be liable and hold Seller harmless for any claims relating to the employment of any Transferred Employee by Buyer arising after the Effective Time; provided, however, nothing in this Agreement shall limit or mitigate Seller's Liability and obligations under the preceding sentences of this Section 6.04(f).

(g) Seller shall not commit or permit any act or omission which would directly or indirectly give rise to any Liability or other obligation on the part of Buyer or any of its Affiliates (or any group health plan relating to Buyer or any of its Affiliates) as or in relation to a "successor employer" (x) under Code Section 4980B or Sections 601-608 of ERISA or other applicable Law in connection with the transactions contemplated by this Agreement or any group health plan relating to Seller or any of its Affiliates, or (y) in connection with any Benefit Plan.

(h) This Section 6.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.04.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.  The parties hereto acknowledge and agree that the terms set forth in this Section 6.04 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.05. Confidentiality.  Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.05 shall nonetheless continue in full force and effect.

Section 6.06. Intentionally omitted.

Section 6.07. Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents.  Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.  In connection with the foregoing, Seller agrees to, if required by the Board of Governors of the Federal Reserve System (the "FRB") submit to the FRB's standard passivity and anti-association commitments with respect to Buyer in connection with the Contemplated Transactions and to make any other filings required by the FRB in order to consummate the Contemplated Transactions.  The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.  If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(b) Without limiting the generality of Buyer's undertakings pursuant to this Section 6.07, Buyer agrees to use its commercially reasonable efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement.  In addition, Buyer shall use its commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

(c) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any interactions, written or otherwise between Buyer and its state and federal banking regulators, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals.  Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested, except for a de minimis review fee or similar fee.

Section 6.08. Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

(i)               retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)              upon reasonable notice, afford Seller's Representatives reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Seller shall:

(i)                retain the books and records (including personnel files) of Seller that are not Purchased Assets and which relate to the Business and its operations for periods prior to the Closing; and

(ii)              upon reasonable notice, afford Buyer's Representatives reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law.

Section 6.09. Closing Conditions.

(a) From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

(b) Unless this Agreement is terminated pursuant to Article IX, Buyer shall prepare and distribute to all Buyer stockholders a proxy statement relating to the Stockholders' Meeting (together with any amendments thereof or supplements thereto, the "Proxy Statement") as promptly as practicable after the date of this Agreement, and in no event later than April 30, 2017.  Subject to Section 6.11, the Proxy Statement shall include, among other things, the Board Recommendation.  If at any time prior to the Stockholders' Meeting, any event or circumstance relating to Seller, or its officers or directors, should be discovered by Seller which should be set forth in an amendment or a supplement to the Proxy Statement, Seller shall promptly inform Buyer.  If at any time prior to the Stockholders' Meeting, any event or circumstance relating to Buyer or their respective officers or directors, should be discovered by Buyer which should be set forth in an amendment or a supplement to the Proxy Statement, Buyer shall promptly inform Seller.  In either such event, Buyer shall promptly amend or supplement the Proxy Statement and distribute the Proxy Statement, as so amended or supplemented, as soon as practicable.  No document that Buyer provides to its stockholders in connection with the Stockholders' Meeting will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) None of the written information supplied by Seller or any of its Affiliates, directors, officers, employees, agents or representatives expressly for inclusion in the Proxy Statement, will, as of the time (or any amendment thereof or supplement thereto) is mailed to Buyer's stockholders and at the time of Stockholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Buyer shall call and hold a meeting of its stockholders (the "Stockholders' Meeting") as promptly as practicable following the date on which the Proxy Statement is mailed to Buyer's stockholders for the purpose of obtaining the Required Stockholders Vote, provided that such meeting shall be noticed for a date that is no later than 20 days after the mailing thereof and shall be held no later than May 31, 2017.  Except as permitted by Section 6.11, the Proxy Statement shall include the Board Recommendation.

Section 6.10. No Other Bids and Related Matters.

(a) So long as this Agreement remains in effect, except as otherwise expressly permitted in this Agreement, Seller shall not, and shall cause each Seller Affiliate and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the "Seller Representatives") not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to a Seller Acquisition Proposal; (ii) respond to any inquiry relating to a Seller Acquisition Proposal; (iii) recommend or endorse a Seller Acquisition Proposal or Seller Acquisition Transaction, except in connection with a Seller Subsequent Determination permitted pursuant to Section 6.10(g); (iv) participate in any discussions or negotiations regarding any Seller Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) to any non-public information or data with respect to the Business or otherwise relating to a Seller Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Seller is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Seller Acquisition Proposal or approve or resolve to approve any Seller Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to a Seller Acquisition Proposal.  In the event of any violation of the foregoing restrictions by any Seller Representative becomes known to Seller, Seller shall use best efforts both to promptly cure, to the extent practicable, any prior violation and to cause such Seller Representative to not commit any additional violations of this Section.  Seller shall notify Buyer promptly if any such discussions or negotiations are sought to be initiated with Seller by any Person other than Buyer or if any such requests for information, inquiries, proposals or communications are received from any Person other than Buyer.

(b) For purposes of this Agreement, "Seller Acquisition Proposal" shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, a Seller Acquisition Transaction.  For purposes of this Agreement, "Seller Acquisition Transaction" shall mean (A) an acquisition of the Business or all or substantially all of the Purchased Assets, in either case independent of the acquisition of any other business or assets of Seller, in a single transaction or series of transactions involving any merger, consolidation, purchase of assets, recapitalization, purchase or exchange or equity interests, liquidation, dissolution or similar transaction involving the Business or all or substantially all of the Purchased Assets, in either case independent of the acquisition of any other business or assets of Seller or (B) any transaction which is similar in form, substance and purpose to the transactions provided for and contemplated by this Agreement.  Notwithstanding the foregoing and for the avoidance of doubt, (i) "Seller Acquisition Transaction" does not include (x) the acquisition of the Business or all or substantially all of the Purchased Assets together with any other business or assets of Seller (an "Exempt Sale") or (y) the acquisition of any other business or assets of Seller independent of the acquisition of the Business or all or substantially all of the Purchased Assets, in each case whether by merger, consolidation, purchase of assets, recapitalization, purchase or exchange or equity interests, liquidation, dissolution or similar transaction, and (ii) Seller shall not be in breach of Section 6.10(a) by virtue of taking any actions in furtherance of an Exempt Sale, including preparing and distributing a confidential information memorandum (or similar document), even if a third party makes a Seller Acquisition Proposal in connection therewith.

(c) Notwithstanding Section 6.10(a), prior to the receipt by Buyer of the Required Stockholders Vote, Seller may take any of the actions described in clauses (ii), (iv), (v) and (vi) of Section 6.10(a) if, but only if, (i) Seller has received a bona fide unsolicited Seller Acquisition Proposal; (ii) the Seller Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Seller Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); (iii) Seller provides Buyer with notice of such determination within forty eight (48) hours thereafter; and (iv) prior to furnishing or affording access to any nonpublic information or data with respect to the Business or otherwise relating to such Seller Acquisition Proposal, Seller receives from such Person a confidentiality agreement with terms no less favorable to Buyer in the aggregate than those contained in the Confidentiality Agreement and provides a copy of the same to Buyer.  Seller shall promptly provide to Buyer any non-public information regarding Seller or any Seller Affiliate provided to any other Person pursuant to the foregoing sentence that was not previously provided to Buyer, such additional information to be provided no later than forty-eight (48) hours after the provision of such information to such other party.

(d) For purposes of this Agreement, "Superior Proposal" means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a Seller Acquisition Transaction on terms that the Seller Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of its outside legal counsel and financial advisor is more favorable to the stockholders of Seller than the transactions contemplated by this Agreement taking into account all legal, financial, regulatory and other aspects of the proposal, including the likelihood of completing the transaction.

(e) Seller shall promptly (and in any event within forty-eight (48) hours after receipt) notify Buyer in writing of (i) any Seller Acquisition Proposal received by Seller or (ii) any request for nonpublic information related to a Seller Acquisition Proposal.  Such notice shall indicate the name of the Person making such Seller Acquisition Proposal or information request and the material terms and conditions of such proposal (and any written materials delivered in connection with such proposal or information request, unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege, or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree.)  Seller agrees that it shall keep Buyer informed, on a reasonably prompt basis (and in any event within forty-eight (48) hours of a change), of the status and terms of any such proposal, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(f) Except as provided in Section 6.10(g) or Section 6.10(h), neither the Seller Board of Directors nor any committee thereof shall (i) approve or recommend, or publicly propose to approve or recommend, any Seller Acquisition Proposal; or (ii) enter into (or cause Seller or any Seller Affiliate to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Seller Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10(b)) or (B) requiring Seller to abandon, terminate or fail to consummate the sale of the Business to Buyer and the other transactions contemplated by this Agreement.

(g) Notwithstanding anything in this Agreement to the contrary, the Seller Board of Directors may take any of the actions otherwise prohibited by Section 6.10(f) (a "Seller Subsequent Determination") after the fifth (5th) business day following the receipt by Buyer of a notice (the "Notice of Superior Proposal") from Seller advising Buyer that the Seller Board of Directors has determined that a Seller Acquisition Proposal is a Superior Proposal (it being understood that Seller shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Seller proposes to accept and the subsequent notice period shall be five (5) business days) if, but only if, (i) the Seller Board of Directors determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to Buyer's stockholders under applicable Law and (ii) at the end of such five (5) business day period, after taking into account any adjusted, modified or amended terms as may have been committed to in writing by Buyer since its receipt of such Notice of Superior Proposal (provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Seller Board of Directors has again determined in good faith that such Seller Acquisition Proposal constitutes a Superior Proposal.

(h) Notwithstanding anything in this Agreement to the contrary, at any time prior to Closing, the Seller Board of Directors may effect a Seller Subsequent Determination in connection with the receipt by Seller of a bona fide written proposal made by a third party to enter into an Exempt Sale transaction on terms that the Seller Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of its outside legal counsel and financial advisor, are more favorable to the stockholders of Seller than the transactions contemplated by this Agreement, taking into account all legal, financial, regulatory and other aspects of the proposal, including the likelihood of completing the transaction, after the fifth (5th) business day following the receipt by Buyer of a notice (the "Notice of Exempt Sale") from Seller advising Buyer that the Seller Board of Directors has determined to take such action.

(i) Nothing contained in this Agreement shall prohibit the Seller Board of Directors from disclosing the fact that the Seller Board of Directors has received a Seller Acquisition Proposal and the terms of such Seller Acquisition Proposal, if the Seller Board of Directors determines, after consultation with its outside legal counsel, that (i) failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law or (ii) Seller is otherwise required to make such disclosure, including pursuant to applicable Law or the rules of any stock exchange.

Section 6.11. Bids for Buyer and Related Matters.

(a) So long as this Agreement remains in effect, except as otherwise expressly permitted in this Agreement, Buyer shall not, and shall cause each Buyer Affiliate and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the "Buyer Representatives") not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to a Buyer Acquisition Proposal; (ii) respond to any inquiry relating to a Buyer Acquisition Proposal; (iii) recommend or endorse a Buyer Acquisition Proposal or Buyer Acquisition Transaction, except in connection with a Buyer Subsequent Determination permitted pursuant to Section 6.11(g); (iv) participate in any discussions or negotiations regarding any Buyer Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Seller) to any non-public information or data with respect to the Buyer or otherwise relating to a Buyer Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Buyer is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Buyer Acquisition Proposal or approve or resolve to approve any Buyer Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to a Buyer Acquisition Proposal.  In the event of any violation of the foregoing restrictions by any Buyer Representative becomes known to Buyer, Buyer shall use commercially reasonable efforts both to promptly cure, to the extent practicable, any prior violation and to cause such Buyer Representative to not commit any additional violations of this Section.  Buyer shall notify Seller promptly if any such discussions or negotiations are sought to be initiated with Buyer by any Person other than Seller or if any such requests for information, inquiries, proposals or communications are received from any Person other than Seller.

(b) For purposes of this Agreement, "Buyer Acquisition Proposal" shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Seller), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, a Buyer Acquisition Transaction.  For purposes of this Agreement, "Buyer Acquisition Transaction" shall mean an acquisition of Buyer or all or substantially all of the assets of Buyer, involving any merger, consolidation, purchase of assets, recapitalization, purchase or exchange or equity interests, liquidation, dissolution or similar transaction involving Buyer or all or substantially all of the assets of Buyer.

(c) Notwithstanding Section 6.11(a), prior to the receipt by Buyer of the Required Stockholders Vote, Buyer may take any of the actions described in clauses (ii), (iv), (v) and (vi) of Section 6.11(a) if, but only if, (i) Buyer has received a bona fide unsolicited Buyer Acquisition Proposal; (ii) the Buyer Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Buyer Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Buyer Proposal (as defined below); (iii) Buyer provides Seller with notice of such determination within forty eight (48) hours thereafter; and (iv) prior to furnishing or affording access to any nonpublic information or data with respect to the Buyer or otherwise relating to such Buyer Acquisition Proposal, Buyer receives from such Person a confidentiality agreement with terms no less favorable to Seller in the aggregate than those contained in the Confidentiality Agreement and provides a copy of the same to Seller.  Buyer shall promptly provide to Seller any non-public information regarding Buyer provided to any other Person pursuant to the foregoing sentence that was not previously provided to Seller, such additional information to be provided no later than forty-eight (48) hours after the provision of such information to such other party.

(d) For purposes of this Agreement, "Superior Buyer Proposal" means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a Buyer Acquisition Transaction on terms that the Buyer Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of its outside legal counsel and financial advisor, are more favorable to the stockholders of Buyer than the Contemplated Transactions (including but not limited to the terms and conditions associated with the Capital Raise) taking into account all legal, financial, regulatory and other aspects of the proposal, including the likelihood of completing the transaction.

(e) Buyer shall promptly (and in any event within forty-eight (48) hours after receipt) notify Seller in writing of (i) any Buyer Acquisition Proposal received by Buyer or (ii) any request for nonpublic information related to a Buyer Acquisition Proposal.  Such notice shall indicate the name of the Person making such Buyer Acquisition Proposal or information request and the material terms and conditions of such proposal (and any written materials delivered in connection with such proposal or information request, unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege, or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree.)  Buyer agrees that it shall keep Seller informed, on a reasonably prompt basis (and in any event within forty-eight (48) hours of a change), of the status and terms of any such proposal, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(f) Except as provided in Section 6.11(g), neither the Buyer Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to Seller in connection with the transactions contemplated by this Agreement, the Board Recommendation, or make any statement, filing or release, in connection with the Stockholders' Meeting or otherwise, inconsistent with the Board Recommendation; (ii) approve or recommend, or publicly propose to approve or recommend, any Buyer Acquisition Proposal; or (iii) enter into (or cause Buyer or any Buyer Affiliate to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Buyer Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.11(b)) or (B) requiring Buyer to abandon, terminate or fail to consummate the purchase of the Business from Seller and the other transactions contemplated by this Agreement.

(g) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Stockholders' Meeting, the Buyer Board of Directors may approve or recommend to the stockholders of Buyer a Superior Buyer Proposal and withdraw, qualify or modify the Board Recommendation in connection therewith or take any of the other actions otherwise prohibited by Section 6.11(f) (a "Buyer Subsequent Determination") after the fifth (5th) business day following the receipt by Seller of a notice (the "Seller Notice of Superior Proposal") from Buyer advising Seller that the Buyer Board of Directors has determined that a Buyer Acquisition Proposal is a Superior Buyer Proposal (it being understood that Buyer shall be required to deliver a new Seller Notice of Superior Proposal in respect of any revised Superior Buyer Proposal from such third party or its affiliates that Buyer proposes to accept and the subsequent notice period shall be five (5) business days) if, but only if, (i) the Buyer Board of Directors determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to Buyer's stockholders under applicable Law and (ii) at the end of such five (5) business day period, the Buyer Board of Directors has again determined in good faith that such Buyer Acquisition Proposal constitutes a Superior Buyer Proposal.

Section 6.12. Public Announcements.  Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.13. Bulk Sales Laws.  The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.14. Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due.  Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.15. Non-competition; Non-solicitation.

(a) For a period of five (5) years commencing at the Effective Time (the "Restricted Period"), Seller shall not, and shall not permit any Person that is an Affiliate of Seller as of the date hereof to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a business relationship with the Business, to terminate or modify adversely any such actual or prospective relationship.  Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.  For the avoidance of doubt, Seller's performance of its obligations under the Transition Services Agreement will not be in violation of this Section 6.15(a).  Notwithstanding the foregoing, Seller may provide mobile banking services to its customers during the Restricted Period, provided such mobile banking services do not utilize the technology and intellectual property being transferred to Buyer in the Contemplated Transactions.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any Person who is offered employment by Buyer pursuant to Section 6.04(a) or is or was employed by Buyer or its Affiliates during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.15(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Seller acknowledges that a breach or threatened breach of this Section 6.15 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Seller acknowledges that the restrictions contained in this Section 6.15 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 6.15 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.15 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.16. Directors' and Officers' Insurance; Indemnification.

(a) Buyer shall cause, at Seller's sole expense, the individuals serving as officers and directors of Buyer immediately prior to the Effective Time (each, a "D&O Indemnified Party") to be covered for a period of five (5) years  after the Effective Time by a directors' and officers' tail liability insurance policy with terms consistent with the policy previously provided to Seller by Buyer (the "D&O Policy").

(b) From and after the Effective Time, Buyer covenants and agrees to honor and fulfill in all respects the obligations of Buyer under applicable provisions of Florida law relating to indemnification of Buyer's directors and officers, under Buyer's articles of incorporation and by-laws of in effect as of the date hereof, and under any and all indemnification agreements in effect as of the date hereof between Buyer and any of its current or former directors or officers and any person who becomes a director or officer of Buyer prior to the Effective Time with respect to any matter arising out of, relating to, or in connection with any acts or omissions occurring or alleged to have occurred prior to the Effective Time, including those arising out of, resulting from or related to the Contemplated Transactions.  Buyer further covenants and agrees that Buyer shall not take any action after the Effective Time to reduce or limit the rights to indemnification and limitation of liability relating to such directors and officers so included in Buyer's articles of incorporation or by-laws or in any such indemnification agreements.

(c) From and after the Effective Time, subject to Section 6.16(d), Seller shall indemnify, defend, and hold harmless the D&O Indemnified Parties against all Claims or Losses arising out of, resulting from or related to the Contemplated Transactions, in which a D&O Indemnified Party is, or is threatened to be made, a party or witness arising out of the fact that such D&O Indemnified Party is or was a director or officer of Buyer prior to the Effective Time if such Claim or Loss pertains to any matter of fact arising, existing or occurring at or before the Effective Time, regardless of whether such Claim or Loss is asserted or claimed before, or after, the Effective Time.

(d) Each D&O Indemnified Party shall deliver prompt written notice to Buyer and Seller of any Claim or Loss of the type set forth in Section 6.16(c), and Buyer shall provide prompt written notice to the insurer under the D&O Policy of such Claim or Loss in accordance with the procedures set forth in the D&O Policy for matters reasonably expected to be covered under the D&O Policy.  Seller shall promptly pay expenses (including reasonable attorneys' fees) in advance of the final disposition of any such Claim or Loss to each D&O Indemnified Party to the fullest extent permitted by applicable law in the event such expenses are not promptly advanced to such D&O Indemnified Party by either the applicable D&O Policy carrier(s) pursuant to the D&O Policy or Buyer under applicable provisions of Florida and federal law relating to indemnification, pursuant to Buyer's articles of incorporation and by-laws, or pursuant to any indemnification agreement between Buyer and such D&O Indemnified Party.  Seller shall also fully indemnify such D&O Indemnified Party under Section 6.16(c) in the event that the D&O Indemnified Party's liability incurred in respect of the Claim or Loss is not promptly and/or fully indemnified by either the applicable D&O Policy carrier(s) pursuant to the D&O Policy or Buyer under applicable provisions of Florida and federal law relating to indemnification, pursuant to Buyer's articles of incorporation and by-laws, or pursuant to any indemnification agreement between Buyer and such D&O Indemnified Party.  Seller have no obligation to provide indemnification pursuant to this Section 6.16(c) in the event of willful misconduct or fraud by the D&O Indemnified Party as determined by a final non-appealable judgment.  Notwithstanding the foregoing, if any amounts paid to any D&O Indemnified Party by Seller under this Section 6.16 are later determined to be covered and paid by the D&O Policy or otherwise paid by Buyer, Seller shall have the right to be reimbursed by the insurer under the D&O Policy, Buyer, or such D&O Indemnified Party, as applicable.

(e) If Buyer or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer shall assume and fulfill the obligations set forth in Sections 6.16(a) and (b).

Section 6.17. Notice of Adverse Changes.  Seller shall promptly notify Buyer in writing if Seller becomes aware of any change that has occurred or, to Seller's Knowledge, has been threatened in the business, financial  condition, or operations of the Business that is or may be reasonably expected to result in a Material Adverse Effect.

Section 6.18. Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII
 Conditions to Closing

Section 7.01. Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and all consents from the third parties set forth on Section 7.01(c) of the Disclosure Schedules, and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

(d) There shall be no material pending or threatened litigation involving Seller or the transactions contemplated by this Agreement.

(e) Neither party nor the Business shall have experienced a Material Adverse Effect on the financial condition, assets or operations, taken as a whole.

(f) Receipt of the Required Stockholders Vote.

(g) Buyer shall have completed the Capital Raise on terms acceptable to Buyer in its sole discretion.

Section 7.02. Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in Article IV shall be true and correct (to the extent that any such representation or warranty is qualified by materiality or Material Adverse Effect) or true and correct in all material respects (to the extent that any such representation or warranty is not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b) Seller shall have duly performed and complied in all material respects with (i) all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date, and (ii) any order or directive of any Governmental Authority relating to the matters set forth on Section 2.04(e) of the Disclosure Schedules.

(c) Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(d) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) have been satisfied (the "Seller Closing Certificate").

(e) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g) Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the "FIRPTA Certificate") that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(h) Seller shall have received all consents from the third parties and taken such actions as set forth on Section 7.02(h) of the Disclosure Schedules.

Section 7.03. Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article V shall be true and correct (to the extent that any such representation or warranty is qualified by materiality or Material Adverse Effect) or true and correct in all material respects (to the extent that any such representation or warranty is not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered to Seller the Purchase Price, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the "Buyer Closing Certificate").

(e) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

ARTICLE VIII
 Survival and Indemnification

Section 8.01. Survival.

(a) Representations and Warranties.

(i) the representations and warranties contained in Sections 4.01 (Organization and Qualification of Seller), 4.02 (Authority of Seller), 4.07 (Title to Purchased Assets) and 4.13 (Brokers) (collectively, the "Seller Fundamental Representations") and Sections 5.01 (Organization and Qualification of Buyer), 5.02 (Authority of Buyer), 5.04 (Brokers) and 5.06 (Solvency) (collectively, the "Buyer Fundamental Representations") shall survive the Closing indefinitely;

(ii) the representations and warranties contained in Sections 4.10 (Intellectual Property) (the "Seller Intellectual Property Representation"), 4.14 (Employee Benefit Matters)(the "Seller Employee Benefit Matters Representation") and 4.16 (Taxes)(the "Seller Taxes Representation") shall survive the Closing in accordance with the applicable statute of limitations (giving effect to any extension thereof) plus 180 days (the "Special Representations Survival Date"); and

(iii) all other representations and warranties made by Seller or Buyer in this Agreement shall survive the Closing until the date that is twelve (12) months from the Closing Date (the "General Survival Date").

(b) Covenants.  All agreements, covenants and obligations made by Seller or Buyer in this Agreement shall survive the Closing without limit and continue until fully performed or fulfilled by Seller or Buyer, as applicable, except as they may be limited by a specific period of time expressly set forth herein.

(c) Notice.  No Person that may be entitled to make any claim for indemnification under this Article VIII shall have a right to indemnification under this Article VIII unless an Indemnity Notice or Claim Notice, as applicable, is given prior to the expiration of the applicable survival periods specified in Sections 8.01(a) and 8.01(b) above.  If an Indemnity Notice or Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation or warranty, then the applicable representation or warranty shall survive as to the claim subject to such Indemnity Notice or Claim Notice, as applicable, until such claim has been finally resolved.

Section 8.02. Indemnification by Seller.  Subject to Section 6.16 and the other terms and conditions of this Article VIII, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and each of Buyer's directors, officers, employees, Affiliates, shareholders, agents, successors, assigns and legal representatives (collectively, the "Buyer Indemnified Parties") from and against any and all Claims (whether or not involving a Third Party) or Losses that may be incurred or sustained by, or imposed upon any of them arising out of, based upon, or resulting from:

(a) any breach of any representation or warranty by Seller made in Article IV of this Agreement;

(b) the non-fulfillment or breach of, or failure to perform, any agreement, covenant, or obligation to be performed by Seller under this Agreement; and/or

(c) the Excluded Assets or the Excluded Liabilities.

Section 8.03. Indemnification by Buyer.  Subject to the other terms and conditions of this Article VIII, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and each of Seller's directors, officers, employees, Affiliates, shareholders, agents, successors, assigns and legal representatives (collectively, the "Seller Indemnified Parties") from and against any and all Claims (whether or not involving a Third Party) or Losses that may be incurred or sustained by, or imposed upon any of them arising out of, based upon, or resulting from:

(a) any breach of any representation or warranty by Buyer made in Article V of this Agreement;

(b) the non-fulfillment or breach of, or failure to perform, any agreement, covenant, or obligation to be performed by Buyer under this Agreement; and/or

(c) the Assumed Liabilities.

Section 8.04. Payment; Procedure for Indemnification.

(a) Claim or Loss Not Involving a Third Party.  In the event that the Person seeking indemnification under this Article VIII (the "Indemnified Party") shall suffer a Claim or Loss that does not involve a Third Party (as contemplated in Section 8.04(b) below), such Indemnified Party shall, promptly after obtaining knowledge of the incurrence of any such indemnifiable Claim or Loss, give written notice of intent to seek indemnification, describing the Claim or Loss in reasonable detail, including copies of all material written evidence thereof and the amount thereof (or an estimate of such amount) (an "Indemnity Notice") to the Person from whom indemnification under this Article VIII is sought (the "Indemnifying Party").  The failure of any Indemnified Party to timely deliver to the Indemnifying Party an Indemnity Notice shall not release the Indemnifying Party from its obligations under this Article VIII, except to the extent that the Indemnifying Party's ability to defend or contest such Claim or Loss is prejudiced by the failure to give such notice, or if such notice is not given by the applicable Survival Date.  Within thirty (30) days after the receipt by the Indemnifying Party of the Indemnity Notice, the Indemnifying Party shall either  (a) pay to the Indemnified Party, in immediately available funds, an amount equal to the indemnifiable Claim or Loss or (b) object to such Claim or Loss, in which case the Indemnifying Party shall give written notice to the Indemnified Party of such objection together with the reasons therefor.  During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Claim or Loss, and whether and to what extent any amount is payable in respect of the Claim or Loss and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request.  An objection by an Indemnifying Party shall not, in and of itself, relieve the Indemnifying Party from its obligations under this Article VIII. If the Indemnifying Party does not make payment or provide its written objection within such 30-day period, the Indemnifying Party shall be deemed to have objected to such claim. In the event that the Indemnified Party and Indemnifying Party are unable to resolve the subject of the Indemnity Notice within sixty (60) days of its delivery, the Indemnified Party and Indemnifying Party each shall be entitled to pursue all of the remedies available to such party under this Agreement.

(b) Third Party Claim or Loss.

(i) If the facts giving rise to the claim for indemnification under this Article VIII involve any Claim by any Person other than Seller, Buyer and each of Seller's and Buyer's directors, officers, employees, Affiliates, shareholders, agents, successors, assigns and legal representatives (such Person, a "Third Party"), then the Indemnified Party shall, promptly after obtaining knowledge of such Claim, but in no event more than twenty (20) days following receipt of notice of such Claim from any Third Party, send to the Indemnifying Party written notice of intent to seek indemnity, describing such Claim in reasonable detail including, if known, the amount thereof (a "Claim Notice").  The failure of the Indemnified Party to timely deliver to the Indemnifying Party the Claim Notice shall not release the Indemnifying Party from Liability under this Article VIII, except to the extent that the Indemnifying Party's ability to defend or contest such Claim or Loss is prejudiced by the failure to give such notice, or if such notice is not given by the applicable Survival Date.  The Indemnifying Party shall be entitled to defend such Claim in the name of the Indemnified Party at its own expense and through counsel of its own choosing (who shall be reasonably acceptable to the Indemnified Party); provided that if the Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party, then the Indemnified Party may choose its own counsel (who shall be reasonably acceptable to the Indemnifying Party) with the reasonable fees, expenses and disbursements of such counsel to be reimbursed by the Indemnifying Party as incurred to the extent that they relate to such manner of Claim.  The Indemnifying Party shall give the Indemnified Party notice in writing within twenty (20) days after receiving the Claim Notice of the Indemnifying Party's intent to exercise its right to assume the defense of such Claim.  If the Indemnified Party has received no such notice within such time period, the Indemnified Party may take control of the defense of such Claim (provided, however, that the Indemnifying Party shall have the right to participate, at its expense, in the defense of the Claim), but the Indemnifying Party shall pay the reasonable fees, expenses and disbursements of such defense incurred by the Indemnified Party (and all such fees, expenses and disbursements shall be deemed to be Losses for purposes of this Article VIII).

(ii) Whenever the Indemnifying Party is entitled to defend any Claim hereunder, the Indemnified Party may elect, by notice in writing to the Indemnifying Party, to continue to participate through its own counsel, at its own expense, but the Indemnifying Party shall have the right to control the defense of the Claim.

(iii) Notwithstanding any contrary provision contained in this Agreement, the Indemnifying Party (or the Indemnified Party if the Indemnified Party is controlling the defense of the Claim) shall not settle any such Claim without the prior written consent (which shall not be unreasonably withheld, conditioned, or delayed) of (A) the Indemnified Party, if the Indemnifying Party is controlling such defense) or (B) the Indemnifying Party, if the Indemnified Party is controlling such defense.  In the event that the Indemnifying Party is controlling the defense of the Claim and has negotiated a settlement which contains an unconditional release of the Indemnified Party and does not include the taking of any actions by, the imposition of any restrictions on, or the admission of any liability by, the Indemnified Party, and such Indemnified Party fails to consent to such settlement within ten (10) days after delivery by the Indemnifying Party to the Indemnified Party written notice of the settlement (including all relevant terms relating to the settlement), then the maximum indemnification obligation of the Indemnifying Party, upon the ultimate disposition of such Claim, shall not exceed the amount of such settlement.  If the Indemnified Party fails to consent to such settlement and also fails to assume defense of such Claim following such Indemnified Party's failure to consent to such settlement, the Indemnifying Party may settle the Claim upon the terms set forth in such settlement, without further consultation with, or consent of, the Indemnified Party.

(iv) Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Claim, including making available (subject to the provisions of Section 6.06) records relating to such Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the party controlling the defense of the Claim, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Claim.

Section 8.05. Limitations of Indemnification Obligations.

(a) Limitations on Seller Indemnification Obligations.  No Buyer Indemnified Party shall be entitled to make a Claim for indemnifiable Losses pursuant to Section 8.02(a) unless the aggregate amount of all indemnifiable Losses of the Buyer Indemnified Parties exceeds Eight Hundred Seventy-Five Thousand Dollars ($875,000) (the "Loss Threshold"), at which point the Buyer Indemnified Parties shall be entitled to recover the aggregate amount of such indemnifiable Losses in excess of the Loss Threshold.  The maximum aggregate liability of Seller to the Buyer Indemnified Parties for Claims or Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to Section 8.02(a) shall be limited to an amount equal to Twenty-Six Million Two Hundred Fifty Thousand Dollars ($26,250,000) (the "Indemnification Cap"); provided, however, that notwithstanding the foregoing, with regard to any breach of (i) any Seller Fundamental Representation or any other representation or warranty constituting fraud under applicable Law, the maximum aggregate liability of Seller to the Buyer Indemnified Parties for Claims and Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to this Agreement shall not be limited, (ii) the Seller Employee Benefit Matters Representation and/or the Seller Taxes Representation, the maximum aggregate liability of Seller to the Buyer Indemnified Parties for Claims and Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to this Agreement shall be limited to the Purchase Price and (iii) the Seller Intellectual Property Representation, the maximum aggregate liability of Seller to the Buyer Indemnified Parties for Claims and Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to this Agreement shall be limited to an amount equal to Thirty Five Million Dollars ($35,000,000).

(b) Limitations on Buyer Indemnification Obligations.  No Seller Indemnified Party shall be entitled to make a Claim for indemnifiable Losses pursuant to Section 8.03(a) unless the aggregate amount of all indemnifiable Losses exceeds the Loss Threshold, at which point the Seller Indemnified Parties shall be entitled to recover the aggregate amount of such indemnifiable Losses in excess of the Loss Threshold.  The maximum aggregate liability of Buyer to the Buyer Indemnified Parties for Claims or Losses for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to this Agreement shall be limited to an amount equal to the Indemnification Cap; provided, however, that notwithstanding the foregoing, with regard to any breach of any Buyer Fundamental Representation, the maximum aggregate liability of Buyer to the Seller Indemnified Parties for Claims and Losses for which the Seller Indemnified Parties are entitled to indemnification pursuant to this Agreement shall not be limited.

(c) Further Limitations.  No Indemnified Party shall be entitled to recover or make a claim under this Agreement, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise, for punitive, special, exemplary, incidental, consequential, indirect, or similar damages; provided, however, that such limitation will not apply to a Claim by a Third Party for which such Indemnified Party incurs a Loss that is considered punitive, special, exemplary, incidental, consequential, indirect or similar damages with respect to such Claim by such Third Party.

Section 8.06. Effect of Insurance.  In the event an Indemnified Party actually receives insurance proceeds with respect to Losses for which the Indemnified Party has made a Claim, the obligation of the Indemnifying Party shall be reduced by an amount equal to such insurance proceeds actually received by the Indemnified Party (less the costs reasonably and actually incurred by the Indemnified Party in collecting such insurance proceeds and solely to the extent such costs are not already incorporated in such Indemnified Party's Losses).  If such insurance proceeds are received by the Indemnified Party after the date on which the Indemnifying Party has made payment of such Claim to the Indemnified Party, then the Indemnified Party shall, promptly after the receipt of such insurance proceeds, remit such proceeds to the Indemnifying Party.

Section 8.07. Duty to Mitigate.  Each Indemnified Party and Indemnifying Party shall cooperate with each other with respect to resolving Losses with respect to which such Indemnifying Party is obligated to indemnify such Indemnified Party under this Article VIII, including, by making commercially reasonable efforts to mitigate such Losses.

Section 8.08. No Double Recovery.  No Indemnified Party shall be entitled to recover from an Indemnifying Party, either pursuant to this Article VIII, Section 6.16 (in a Buyer Indemnified Party's capacity as a D&O Indemnified Party thereunder) or otherwise more than once in respect of the same Claim or Loss (notwithstanding that such Claim or Loss may be covered by both Article VIII and Section 6.16 or may result from breaches of multiple provisions of this Agreement).

Section 8.09. Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.10. Exclusive Remedy.  Except in the case of fraud or willful misconduct, Buyer and Seller hereby acknowledge and agree that the indemnification under this Article VIII shall be the exclusive post-Closing remedy for monetary damages available to Buyer Indemnified Parties and Seller Indemnified Parties for any Claim or Loss arising under this Agreement or the transactions contemplated hereby; provided, however, that nothing contained in this Section 8.10 shall limit, reduce, otherwise affect any such person's non-monetary remedies with respect to matters for which the remedy of specific performance, injunctive relief or other equitable or other non-monetary remedies are then available.

ARTICLE IX
 Termination

Section 9.01. Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Seller by September 30, 2017 (the "Drop Dead Date") or, if Closing has not occurred by such date, March 31, 2018 (the "Extension Date"), if the parties have agreed to the extension provided in Section 9.03; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date or, if Closing has not occurred by such date, the Extension Date, if the parties have agreed to the extension provided in Section 9.03, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) if Seller has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Seller Board of Directors has entered into any letter of intent, agreement in principle or acquisition agreement with respect to the Superior Proposal or has otherwise made a determination to accept such Superior Proposal, or if Seller has effected a Seller Subsequent Determination, including after delivery of a Notice of Exempt Sale.

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date or, if Closing has not occurred by such date, the Extension Date, if the parties have agreed to the extension provided in Section 9.03; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date or, if Closing has not occurred by such date, the Extension Date, if the parties have agreed to the extension provided in Section 9.03, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) a Seller Subsequent Determination shall have occurred.

(d) by Buyer or Seller by written notice to the other party in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(iii) a Buyer Subsequent Determination shall have occurred.

Section 9.02. Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX, Section 6.05 and Article X hereof;

(b) In the event that this Agreement is terminated by Buyer or Seller for any reason other than pursuant to Section 9.01(c)(i) or 9.01(d)(iii), Seller shall pay to Buyer the Seller Fee; provided, however, if the termination of this Agreement is pursuant to Section 9.01(c)(i) as a result of the failure of Section 7.01(g) to be fulfilled then Seller shall pay to Buyer the Seller Fee.  Such payment shall be made by wire transfer of immediately available funds within five (5) business days after Buyer makes written demand therefor.

(c) In the event that this Agreement is terminated by Buyer or Seller pursuant to Section 9.01(d)(iii), Buyer shall pay to Seller the Buyer Fee within five (5) business days after Seller makes written demand therefor.  Such payments shall be made by wire transfer of immediately available funds to an account designated by Seller.

(d) For purposes of this Agreement, the "Seller Fee" shall mean $300,000.  For purposes of this Agreement, the "Buyer Fee" shall mean $300,000.

(e) That nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

Section 9.03. Extension Fee.  In the event that the Closing does not occur by the Drop Dead Date, the parties may (but are not obligated to) mutually agree to extend the term of this Agreement to the Extension Date.  In the event the parties mutually agree to extend the term of this Agreement to the Extension Date, Seller shall pay to Buyer a non-refundable extension fee (the "Extension Fee") equal to (a) $100,000 if the Agreement is extended to the Extension Date solely due to the fact that the requisite approvals from any Governmental Authority have not yet been received, or (b) $300,000 in the event the Agreement is extended to the Extension Date for any reason other than the fact that the requisite approvals from any Governmental Authority have not yet been received.  The Extension Fee shall be paid to Buyer in immediately available funds on the same date as the parties agree to the Extension Date.

ARTICLE X
 Miscellaneous

Section 10.01. Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, consultants and accountants, incurred in connection with this Agreement on the part of both Buyer and Seller, Buyer's cost to purchase the D&O Policy, and the Contemplated Transactions shall be paid by Seller.  Buyer shall be reimbursed for any costs or expenses incurred in connection with this Agreement within 30 days of presentment of proof of such cost or expense, and Seller agrees to indemnify and hold Buyer harmless for all reasonable costs and expenses incurred by Buyer in connection with the negotiation, execution and delivery of this Agreement and the Contemplated Transactions.  Notwithstanding the foregoing, (a) in the event that this Agreement is terminated by Buyer or Seller pursuant to Section 9.01(d)(iii), Seller's obligation to reimburse Buyer for expenses pursuant to this Section 10.01 shall no longer apply, and Buyer shall immediately refund to Seller any expenses previously paid by Seller for or on behalf of Buyer, and (b) upon the completion of the Capital Raise and the closing of the transactions contemplated by this Agreement, Buyer shall reimburse Seller for all expenses paid by Seller to or on behalf of Buyer in connection with the Capital Raise, including legal and investment banking fees, from the proceeds of the Capital Raise.

Section 10.02. Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	1015 Penn Avenue, Suite 103 Wyomissing, PA 19610 Attention: Robert Wahlman, Chief Financial Officer E-mail: rwahlman@customersbank.com
with a copy to:	Stradley Ronon Stevens & Young LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103 Attention: Christopher S. Connell Facsimile: 215.564.8120 E-mail: cconnell@stradley.com
If to Buyer:	29750 US Hwy 19 North Clearwater, FL 33761 Attention: Francis T. Burke II Facsimile: 727.451.3400 E-mail:
with a copy to:	Nelson Mullins Riley & Scarborough LLP Atlantic Station 201 17th Street NW, Suite 1700 Atlanta, GA 30363 Attn: Brennan Ryan Facsimile: 404-322-6050 Email: brennan.ryan@nelsonmullins.com

Section 10.03. Interpretation.  For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole.  Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04. Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05. Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06. Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07. Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08. No Third Party Beneficiaries.

(a) This Agreement, including the representations, warranties and covenants herein, and any schedules and attachments hereto, is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except, with respect to Article VIII, to the extent that certain  Persons are expressly covered as Indemnified Parties, and, with respect to Section 6.16, for the  Persons covered by the provisions of such Section.

(b) Buyer and Seller agree that the representations and warranties in this Agreement, including any schedules or attachments hereto, are the product of negotiations between Buyer and Seller, made solely for the purposes of allocating contractual risk between the parties rather than establishing the matters covered by such representations and warranties as facts.  Persons other than Buyer and Seller may not rely upon the representations and warranties in this Agreement, including any schedules or attachments hereto, as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  Buyer agrees that Buyer shall not represent to or agree with any Person given access to any information provided by Seller to Buyer that may be used by Buyer and its Representatives in connection with the Capital Raise (including information posted in any data room) that such information is a statement made by Seller to any such Person or a representation or warranty given by Seller to any such Person, and Buyer shall have sole responsibility for any such information so provided to such Person; provided, however, Seller acknowledges that Buyer will provide certain representations and warranties to Persons in connection with the Capital Raise substantially similar to the representations and warranties provided by Seller to Buyer in this Agreement.

Section 10.09. Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11. Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13. Non-recourse.  This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FLAGSHIP COMMUNITY BANK

By	/s/ Francis T. Burke, II
Name:	Francis T. Burke, II
Title:	Chairman, President & CEO

CUSTOMERS BANK

By	/s/ Jay Sidhu
Name:	Jay Sidhu
Title:	Chairman / CEO

CUSTOMERS BANCORP, INC.

By	/s/ Jay Sidhu
Name:	Jay Sidhu
Title:	Chairman / CEO

[Signature Page to Purchase and Assumption Agreement]

EXHIBIT A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of _____________, 2017, by and among Customers Bank, a bank organized in the Commonwealth of Pennsylvania ("CB") and Customers Bancorp, Inc., a Pennsylvania corporation ("Bancorp" and together with CB, "Seller"), and the undersigned stockholder (the "Stockholder") of Flagship Community Bank, a Florida chartered bank ("Buyer").

The Stockholder desires that Buyer and Seller enter into a Purchase and Assumption Agreement, dated as of the date hereof, between Buyer and Seller (as the same may be amended or supplemented, the "Purchase Agreement"), pursuant to which Seller will sell and assign to Buyer, and Buyer will purchase and assume from Seller, substantially all the assets and liabilities of the Business (as defined in the Purchase Agreement), subject to the terms and conditions set forth therein (the "Acquisition").  In connection with the Purchase Agreement, Buyer will conduct a common stock equity capital raise, which offer and sale will be exempt from registration under the Securities Act of 1933, resulting in gross proceeds to Buyer of not less than $260,000,000 (the "Capital Raise") and Buyer will offer legacy stockholders the option to sell their shares of common stock back to Buyer at a price equal to a 1.15 multiple of book value (the "Put Option" and collectively with the Acquisition and the Capital Raise, the "Contemplated Transactions").

The Contemplated Transactions described in the Purchase Agreement are subject to, among other things, the adoption of a resolution by the holders of Buyer's outstanding capital stock having a majority of the voting power associated with all shares of Buyer's outstanding capital stock approving the increase in authorized capital stock of Buyer, as proposed by Buyer, in connection with the Capital Raise and any other related amendments to Buyer's articles of incorporation, if applicable (the "Required Stockholders Vote").  The Stockholder is executing this Agreement as an inducement and condition to Seller entering into, executing, and performing the Purchase Agreement and the Acquisition contemplated therein.  Capitalized terms used but not defined herein shall have the same meanings as in the Purchase Agreement.

NOW, THEREFORE, in consideration of the execution and delivery by Seller of the Purchase Agreement and the mutual covenants, conditions, and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Representations and Warranties.  The Stockholder represents and warrants to Seller as follows:

(a) The Stockholder has voting power over the number of shares (the "Stockholder's Shares"), of common stock of the Buyer ("Buyer Common Stock") set forth below such Stockholder's name on the signature page hereof.  Except for the Stockholder's Shares, the Stockholder does not have voting power over any shares of Buyer Common Stock.

(b) This Agreement has been duly authorized, executed, and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable in accordance with its terms.

(c) None of the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in subsection 1(d) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject.  Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, arbitral award or holding, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

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(d) The Stockholder's Shares and any certificates representing the Stockholder's Shares are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all pledges, Liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (a "Lien"), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Exhibit A hereto.

(e) The Stockholder understands and acknowledges that Seller is entering into the Purchase Agreement in reliance upon the Stockholder's execution, delivery and performance of this Agreement.  The Stockholder acknowledges that the irrevocable proxy set forth in Section 2 of this Agreement is granted in consideration for the execution and delivery of the Purchase Agreement by Seller.

(f) Seller understands and acknowledges that Stockholder is entering into this Agreement in reliance upon the consummation of the Contemplated Transactions, including the Put Option.

2. Voting Agreement.  The Stockholder agrees with, and covenants to, Seller as follows:

At any meeting of stockholders of Buyer called to for the purpose of obtaining the Required Stockholders Vote or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Purchase Agreement and/or the Contemplated Transactions is sought (collectively, the "Stockholders' Meeting"), the Stockholder shall vote (or cause to be voted) all of the Stockholder's Shares in favor of the adoption of a resolution approving the increase in authorized capital stock of Buyer, as proposed by Buyer, in connection with the Capital Raise and any other related amendments to Buyer's articles of incorporation, if applicable.  The Stockholder shall not grant any proxies for the Stockholder's Shares to any third party, except where such proxies are expressly directed to vote in favor of the adoption of a resolution approving the increase in authorized capital stock of Buyer, as proposed by Buyer, in connection with the Capital Raise and any other related amendments to Buyer's articles of incorporation, if applicable.  The Stockholder hereby grants Seller an irrevocable proxy, coupled with an interest, to vote all of the Stockholder's Shares in favor of the  adoption of a resolution approving the increase in authorized capital stock of Buyer, as proposed by Buyer, in connection with the Capital Raise and any other related amendments to Buyer's articles of incorporation, if applicable, and against any competing proposals; provided, however, that upon the termination of the Purchase Agreement in accordance with its terms, the Stockholder will automatically be released from the irrevocable proxy granted hereunder.

3. Covenants.  The Stockholder agrees with, and covenants to, Seller as follows:

(a) The Stockholder shall not, without the prior written consent of Seller, which Seller shall not unreasonably withhold, (i) "Transfer" (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, hypothecation or other disposition or transfer of the Stockholder's Shares or any interest therein), or consent to any Transfer of, any or all of the Stockholder's Shares or any interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Stockholder's Shares or any interest therein, except to Seller, (iii) grant any proxy, written consent, power of attorney or other authorization in or with respect to Stockholder's Shares or the right to vote or provide a written consent or waiver with respect to Stockholders' Shares, except for those consistent with this Agreement, or (iv) deposit Stockholder's Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Stockholder's Shares; provided, that the Stockholder may Transfer any of Stockholder's Shares (a) by will or pursuant to the laws of descent and distribution, or (b) to any family member of Stockholder or charitable institution, provided further, that such transferee shall, prior to such Transfer, become a party to this Agreement subject to its terms and obligations to the same extent as the Stockholder, by executing and delivering to Seller a counterpart to this Agreement in form and substance satisfactory to Seller.

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(b) Except as specifically permitted by Section 6.11 of the Purchase Agreement solely in such Stockholder's capacity as an officer or director of Buyer, the Stockholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Stockholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Buyer Acquisition Proposal, Buyer Acquisition Transaction or competing proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Buyer Acquisition Proposal, Buyer Acquisition Transaction or competing proposal, other than the Acquisition and the other Contemplated Transactions and other than any Transfer expressly permitted by the provisos to Section 3(a) of this Agreement.

4. No Prior Proxies.  The Stockholder represents, warrants and covenants that any proxies or voting rights previously given in respect of the Stockholder's Shares other than to Seller are not irrevocable, and that any such proxies or voting rights are hereby irrevocably revoked.

5. Certain Events.  The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's interest in the Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Stockholder's Shares shall pass, whether by operation of law or otherwise, including the Stockholder's successors or assigns.  In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of Buyer affecting the Buyer Common Stock, or the acquisition of additional shares of Buyer Common Stock or other voting securities of Buyer by any stockholder, the number of shares of Buyer Common Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Buyer Common Stock or other voting securities of Buyer issued to or acquired by the Stockholder.

6. Further Assurances. The Stockholder shall, upon request of Seller and at Seller's reasonable expense, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Seller to be necessary or desirable to carry out the provisions hereof and to vest in Seller the power to vote the Stockholder's Shares as contemplated by Section 2 of this Agreement and the other irrevocable proxies provided therein.

7. Termination.  This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (x) the Effective Time of the Acquisition, (y) the date upon which the Purchase Agreement is terminated in accordance with its terms, or (z) a Buyer Subsequent Determination, in which event the provisions of this Agreement shall terminate, except for Section 9, which shall survive for two years.

8. Capacity as Stockholder.  This Agreement shall apply to Stockholder solely in his or her capacity as a stockholder of Buyer and it shall not apply in any manner to Stockholder in his or her capacity as a director, officer or employee of Buyer or in any other capacity.  Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Stockholder to comply with his or her fiduciary duties as a director of Buyer.

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9. Miscellaneous.

(a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Purchase Agreement.  As used herein, the singular shall include the plural and any reference to gender shall include all other genders.  The terms "include," "including" and similar phrases shall mean including without limitation, whether by enumeration or otherwise.

(b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Seller, to the address set forth in Section 10.02 of the Purchase Agreement; and (ii) if to the Stockholder, to its address shown below its signature on the last page hereof.

(c) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.  A facsimile signature shall constitute an original signature and shall have the same force and effect as an original manual signature for all purposes.

(e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, but shall not modify or supersede any other Agreement entered into as part of the Purchase Agreement or thereafter.

(f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to the applicable conflicts of laws principles thereof.

(g) This Agreement shall be binding upon and inure to the benefit of Seller and the Stockholder, and their respective successors, assigns, heirs and personal and legal representatives, provided the Stockholder may not transfer or assign any rights or interests in the Stockholder's Shares, except to Seller or as expressly permitted by this Agreement.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Seller or the Stockholder without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement.  Any assignment in violation of the foregoing shall be void.

(h) The Stockholder agrees that irreparable damage would occur and that Seller would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The Stockholder acknowledges and agrees that any breach or threatened breach of this Agreement will result in irreparable damage to Seller and its subsidiaries and that Seller and any of its Subsidiaries shall be entitled to exercise all rights and remedies, including one or more temporary restraining orders and/or injunctions and other equitable relief, including specific performance, to prevent breaches or threatened breaches by the Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of Florida without the necessity of posting any bond or security (all of which are waived by the Stockholder),  and to exercise all other rights and remedies at law or in equity, including, without limitation, the right to damages.  In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any federal court located in the State of Florida or any Florida state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

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(i) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[Signature page follows]
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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Voting Agreement as of the day and year first above written.

CUSTOMERS BANK

By:
Name:
Title:

CUSTOMERS BANCORP, INC.

By:
Name:
Title:

"STOCKHOLDER"

Name:

Address:

Number of Shares of Buyer Common Stock and Capacity of Ownership:

[Signature page to Voting Agreement]

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Exhibit A

Liens on Stockholder's Shares

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